Exhibit 99.1

For release: Nov. 7, 2022

Contact: Brian Dingerdissen

Essential Utilities Inc.

Investor Relations

O: 610.645.1191

BJDingerdissen@Essential.co

Sarah Courtright

Communications and Marketing

Media Hotline: 1.877.325.3477

Media@essential.co

Essential Utilities reports financial results for Q3 2022

Earns $0.26 earnings per share

Reaffirms 2022 earnings per share guidance of $1.75 to $1.80

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE: WTRG), today reported results for the third quarter ended Sept. 30, 2022.

“We are pleased to have delivered solid financial results for the third quarter of the year,” said Essential Chairman and Chief Executive Officer Christopher Franklin. “In this period of economic headwinds, our focus on the fundamentals of operations, infrastructure improvement and service-related priorities have provided benefits to customers and shareholders. During this inflationary period, we have sharpened our emphasis on cost control and rate affordability while delivering improved earnings per share to our shareholders.”

Operating Results

Essential reported net income of $68.6 million for the third quarter of 2022, compared to $50.5 million reported for the same quarter in 2021. Earnings per share were $0.26 for the quarter, compared to $0.19 in the third quarter of 2021. Regulated water segment rates, customer growth and increased volume were offset by increased expenses and other items.

Revenues for the quarter were $434.6 million, an increase of 20.1% compared to $361.9 million in the third quarter of 2021. Recovery of higher purchased gas costs, and additional revenues from rates and surcharges, customer growth and volume from the regulated water segment were the largest contributors to the increase in revenues for the quarter. Operations and maintenance expenses increased to $151.4 million for the third quarter of 2022, compared to $139.4 million in the third quarter of 2021. The increase in operations and maintenance expenses was primarily from our regulated water segment as a result of recently added acquisitions, increased maintenance expenses, and higher water production expenses, much of which was associated with the elevated rate of inflation.

The regulated water segment reported revenues for the quarter of $301.3 million, an increase of 16.0% compared to $259.9 million in the third quarter of 2021. Rates, growth and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $94.9 million for the third quarter of 2022, compared to $86.9 million in the third quarter of 2021.

The regulated natural gas segment reported revenues for the quarter of $119.0 million, an increase of 25.6% compared to $94.8 million in the third quarter of 2021. Purchased gas costs were $41.1 million for the quarter as compared to $20.4 million for the same quarter in 2021. As a result, the recovery of higher purchased gas costs was the largest driver in the increase of revenues. Operations and maintenance for the same period for Essential’s regulated natural gas segment decreased from $54.0 million to $51.9 million in the third quarter of 2022.

As of Sept. 30, 2022, Essential reported year-to-date net income of $350.3 million or $1.33 per share, compared to $315.1 million or $1.23 per share reported through the same period of 2021.

For the first nine months of 2022, the company reported revenues of $1,582.6 million, an increase of 17.9%, compared to $1,342.5 million in the first nine months of 2021. Operations and maintenance expenses for the first nine months of 2022 were $428.9 million, compared to $391.9 million in 2021.

Dividend

On Oct. 26, 2022, Essential’s board of directors declared a quarterly cash dividend of $0.2870 per share of common stock. This dividend will be payable on Dec. 1, 2022 to shareholders of record on Nov. 11, 2022. The company has paid a consecutive quarterly cash dividend for 77 years.

Financing

Consistent with its financial plan, on Oct. 14, 2022, Essential entered into an at-the-market (ATM) equity sales agreement with an option to enter into forward equity sales for up to $500 million of equity in the future. The company will utilize the ATM as an option to raise equity on an as needed basis going forward. This is expected to fund general corporate purposes, including for water and wastewater acquisitions, working capital, and capital expenditures. To date, no shares have been sold by the Company under the ATM. Also in Oct. 2022, the company’s subsidiary, Aqua Pennsylvania, issued $125.0 million of first mortgage bonds due in 2052 with interest rates of 4.50%. The proceeds from these bonds were used to repay existing indebtedness and for general corporate purposes.

Water Utility Acquisition Growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. On Aug. 12, 2022, the company’s subsidiary, Aqua Pennsylvania, closed its acquisition of the municipal wastewater assets of East Whiteland Township, Chester County, adding approximately $54.4 million in rate base and approximately 8,200 customer connections.

The company currently has seven signed purchase agreements to acquire additional water and wastewater systems that serve approximately 217,000 equivalent retail customers or equivalent dwelling units and total approximately $364.5 million in purchase price in Pennsylvania, Illinois, and Texas. This includes the company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents approximately 430,000 total customers or equivalent dwelling units. On average, the company remains on track to annually increase customers between 2 and 3% through acquisitions and organic customer growth.

Capital Expenditures

Essential invested $719.7 million in the first nine months of the year to improve its regulated water and natural gas infrastructure systems and to enhance its customer service across its operations. The company remains on track to invest over $1 billion in 2022 to replace and expand its water and wastewater utility infrastructure and to replace and upgrade its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. In total, infrastructure investments of approximately $3 billion are expected through 2024 to improve water and natural gas systems and better serve customers through improved information technology. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Rate Activity

To date in 2022, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio, and Pennsylvania of $83.3 million, and the company’s regulated natural gas segment received a rate award in Kentucky of $5.5 million. The company currently has base rate cases or infrastructure surcharges pending in New Jersey, North Carolina, Texas, and Virginia for its regulated water segment and an infrastructure surcharge pending in Kentucky for its regulated natural gas segment, which combined would add an estimated $38.3 million in incremental revenues.

Reaffirms 2022 Essential Guidance

This guidance is based on the inclusion of signed water and wastewater acquisitions but does not factor in the impact of the expected continuation of significant water and wastewater customer growth from acquisitions.

The following is the company’s 2022 full-year guidance:

•	Net income per diluted common share of $1.75 to $1.80
•	Continuation of the company’s stated long-term earnings per share growth CAGR of 5 to 7% for the three-year period 2021 through 2024.
•	Regulated infrastructure investments of approximately $1 billion annually through 2024, weighted towards the regulated water segment
•	Regulated water segment rate base compound annual growth rate of 6 to 7% through 2024
•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10% through 2024

•	Average annual regulated water segment customer (or equivalent dwelling units) growth of between 2 and 3% from acquisitions and organic customer growth
•	Gas customer count stable for 2022

ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from our 2019 baseline
•	Multi-year plan to increase diverse supplier spend to 15%
•	Multi-year plan to reach 17% employees of color
•	Multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: Nov. 7, 2022

Time: 11 a.m. EST (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 866.583.1035 (U.S.) & International callers can find their dial in here

Confirmation code: 6076274

The company’s conference call with financial analysts will take place Monday, Nov. 7, 2022 at 11 a.m. Eastern Standard Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on Nov. 7, 2022 for 10 business days following the call. To access the audio replay in the U.S., dial 866.583.1035 (pass code 6076274). International callers can find their dial in number here (pass code 6076274).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5.5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of net income per diluted common share for the fiscal year ending in 2022; the continuation of the three-year period of earnings growth through 2024; the anticipated amount of capital investment in 2022; the anticipated amount of capital investment from 2022 through 2024; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035; that the Company’s pipeline replacement program will lead to significant methane reductions; that the Company’s municipal growth pipeline is strong; the company’s anticipated rate base growth from 2022 through 2024; and, that the Company will utilize the ATM as an option to raise equity on an as needed basis. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; financial and workforce impacts from the COVID-19 pandemic; the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems under agreement; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Operating revenues	$434,618	$361,860	$1,582,649	$1,342,457
Operations and maintenance expense	$151,361	$139,355	$428,923	$391,945

Net income	$68,638	$50,503	$350,305	$315,106

Basic net income per common share	$0.26	$0.20	$1.34	$1.23
Diluted net income per common share	$0.26	$0.19	$1.33	$1.23

Basic average common shares outstanding	262,213	258,773	262,089	256,051
Diluted average common shares outstanding	262,754	259,437	262,641	256,763

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021

Operating revenues	$434,618	$361,860	$1,582,649	$1,342,457

Cost & expenses:
Operations and maintenance	151,361	139,355	428,923	391,945
Purchased gas	52,041	25,488	354,896	202,538
Depreciation	80,471	72,606	235,774	217,007
Amortization	2,259	1,901	4,478	4,616
Taxes other than income taxes	22,625	21,058	67,352	63,219
Total	308,757	260,408	1,091,423	879,325

Operating income	125,861	101,452	491,226	463,132

Other expense (income):
Interest expense	60,488	52,132	169,345	154,937
Interest income	(1,510)	(565)	(2,943)	(1,290)
Allowance for funds used during construction	(5,812)	(6,082)	(17,802)	(13,922)
Gain on sale of other assets	(299)	(320)	(777)	(623)
Other	(441)	4,019	(2,566)	(1,393)
Income before income taxes	73,435	52,268	345,969	325,423
Provision for income taxes benefit	4,797	1,765	(4,336)	10,317
Net income	$68,638	$50,503	$350,305	$315,106

Net income per common share:
Basic	$0.26	$0.20	$1.34	$1.23
Diluted	$0.26	$0.19	$1.33	$1.23

Average common shares outstanding:
Basic	262,213	258,773	262,089	256,051
Diluted	262,754	259,437	262,641	256,763

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	September 30,	December 31,
	2022	2021

Net property, plant and equipment	$10,875,678	$10,251,866
Current assets	541,306	437,795
Regulatory assets and other assets	3,862,808	3,968,617
	$15,279,792	$14,658,278

Total equity	$5,343,102	$5,184,450
Long-term debt, excluding current portion, net of debt issuance costs	6,173,628	5,779,504
Current portion of long-term debt and loans payable	363,161	197,146
Other current liabilities	484,932	477,917
Deferred credits and other liabilities	2,914,969	3,019,261
	$15,279,792	$14,658,278